Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is effective October 1, 2011, and is between Advocat Inc. a Delaware corporation (“Company”), and William R. Council, III (“Consultant”).

WITNESSETH:

WHEREAS, as prior to September 30, 2011, Consultant was an employee of the Company in accordance with the terms of that certain Employment Agreement between the Company and Consultant dated March 31, 2006 (the “Employment Agreement”)

WHEREAS, the Company and Consultant have agreed to the termination Consultant’s employment with the Company as of September 30, 2011 (the “Employment Termination Date”) and have entered into a Separation Agreement effective September 30, 2011; and

WHEREAS, after the Employment Termination Date, Consultant’s employment with the Company shall terminate and cease, and Consultant’s continuing relationship with the Company shall be as an independent contractor rather than as an employee and shall be governed by the terms contained in this Agreement;

NOW, THEREFORE, the parties agree as follows:

1. Term of Consulting Engagement. The consulting arrangement between Consultant and the Company shall commence on October 1, 2011, the day immediately following the Employment Termination Date, and shall continue in effect until March 31, 2012. This Agreement may be terminated (i) by either party upon failure of the other party to comply with the terms hereof following written notice thereof and a ten (10) day period to remedy such noncompliance, or (ii) upon mutually written consent. In the event of any early termination of this Agreement, the compensation payable to Consultant hereunder shall be payable only through the effective date of the termination unless the Agreement is terminated by Consultant for cause, in which case the Company’s obligations to Consultant shall continue until March 31, 2012; provided that Company shall not be relieved of its obligation to compensate Consultant for fees earned and expenses incurred prior to the effective date of any termination.

2. Consultant’s Duties. Consultant will reasonably cooperate with the management employees of the Company in an effort to effectively transition the management of the Company. Consultant shall have such additional reasonable related responsibilities as may be requested of him, from time to time, by the Company. Consultant’s duties shall be on a part-time basis whereby he will be expected to work no more than eight (8) hours a week during the term of this Agreement. The parties understand and agree that the termination of employment of Consultant constitutes a separation from service as defined by the default provisions of Treas. Reg. Section 1.409A-1(h)(ii) and that nothing in this Agreement requires Consultant to work more than nor do the parties hereto expect that under any circumstances Consultant’s service hereunder will exceed twenty (20%) percent of the level of service performed by Consultant for the Company during the 36-month period immediately preceding the Employment Termination Date.

3. Compensation and Benefits. During the term of this Agreement, for all services rendered by Consultant hereunder on behalf of Company and its affiliates, Company agrees to pay and Consultant agrees to accept an amount equal to Thirty-Six Thousand Eight Hundred Thirty-Three and 33/100 ($36,833.33) per month, plus reimbursement for reasonable, documented expenses incurred in providing the services, including but not limited to long distance and cellular telephone charges and mileage or automobile expenses computed at the reimbursement rate established by the Internal Revenue Service from time to time.

4. Confidential Information. Consultant recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive’s duties under this Agreement. Consultant will not during the term of this Agreement or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. Consultant will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. Consultant will also use his best efforts to prevent the disclosure of this information by others.

5. Return of Company Property. Upon termination or expiration of this Agreement, Consultant shall immediately return and deliver to Company and shall not retain any originals or copies of any books, papers, price lists, customer contracts, bids, customer lists, files, notebooks, computer files, computer hardware or software, or any other documents or computer records which are company property, which contain Confidential Information, or which otherwise relate to Consultant’s performance of duties under this Agreement. Consultant further acknowledges and agrees that all such documents and computer records are Company’s sole and exclusive property.

6. Successors and Assigns. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

7. Non-Assignability by Consultant. The rights and obligations of Consultant hereunder are not assignable and any prohibited assignment will be null and void. Company may assign this Agreement.

8. Governing Law. This Agreement shall be interpreted under, subject to and governed by the substantive laws of the State of Tennessee, and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.

9. Relationship . The Company and Consultant agree that Consultant will serve as a consultant and independent contractor to the Company. Consultant will not be deemed for any purposes to be an employee or agent of the Company or any of its affiliates, and Consultant shall have no authority to bind, obligate, or act on behalf of the Company or its affiliates. Consultant agrees that the Company will not be responsible for, or pay, any employment taxes for him with respect to payments made under this Agreement including, but not limited to, social security, FUTA, federal and state withholding, and worker’s compensation insurance. Consultant understands that he will be solely responsible for the payment of any taxes or other charges related to the payments made under this Agreement. Consultant understands that as an independent contractor he will not be eligible for any benefits the Company might provide to its employees, including health insurance, retirement, vacation, and paid holidays; provided, however, that nothing herein shall affect Consultant’s rights or entitlement to benefits accrued during his employment with the Company prior to October 1, 2011.

10. Notice. Any notice or other communication provided for or required by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent via electronic mail, or three (3) days following its being sent by certified mail, return receipt requested, postage prepaid, addressed to the parties’ respective principal business address or to such other address as either party may have furnished to the other in writing.

11. Modification. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by Consultant, the Company.

12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

EXECUTED as of September 30, 2011.

CONSULTANT:	COMPANY: Advocat Inc.

/s/ William R. Council, III	/s/ Kelly Gill
William R. Council, III	By: Kelly Gill Its: President